Exhibit 2.3

NORTHERN POWDER RIVER BASIN MINING INTERESTS

CONSOL SEPARATE ASSETS

PURCHASE AND SALE AGREEMENT

among

CONSOL ENERGY INC.,

CONSOLIDATION COAL COMPANY,

RESERVE COAL PROPERTIES COMPANY,

and

ARROWHEAD I LLC

June 29, 2012

6.7	Replacement of Seller Identification	20
6.8	Seller Records	21

ARTICLE 7 TAXES		21

7.1	Transfer Taxes	21
7.2	Tax Apportionment	21
7.3	Refunds	23
7.4	Cooperation	23
7.5	Tax Returns. Refunds	23

ARTICLE 8 INDEMNIFICATION AND ASSUMPTION OF LIABILITIES		24

8.1	Losses Indemnified by CONSOL NPRB Lead	24
8.2	Losses Indemnified and Assumed by Buyer	24
8.3	Indemnification, Defense and Communication Procedures	25
8.4	No Liability if Loss is Otherwise Compensated For	26
8.5	Survival	27
8.6	Exclusive Remedy; Exclusive Recourse	27
8.7	Specific Performance	27

ARTICLE 9 GENERAL TERMS		27

9.1	Costs and Expenses	27
9.2	Bulk Transfer Law	27
9.3	Further Assurances	28
9.4	Notices	28
9.5	Assignment	28
9.6	Governing Law and Dispute Resolution	28
9.7	Entire Agreement and Modifications	31
9.8	Parties in Interest	31
9.9	Severability	31
9.10	Records and Assistance	32
9.11	Counterparts	33

SCHEDULES

Schedule 1	Owned Real Property
Schedule 2	Applicable Contracts
Part A Leased Real Property
Part B Real Property Contracts
Schedule 3	Bonds and Other Security
Schedule 4	Specifically Excluded Items
Schedule 5	Cash, Deposits and Cash Equivalents
Schedule 6	Purchase Price Allocation
Schedule 7	Permits
Schedule 8	Bank Account

EXHIBITS

Exhibit A	Conveyancing Instruments for Owned Real Property
Exhibit B	Conveyancing Instruments for Leased Real Property and Real Property Contracts
Exhibit C	Affidavit of Seller’s Non-Foreign Status
Exhibit D	Buyer Parent Guaranty (CONSOL NPRB Lead)

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), entered into on June 29, 2012 among CONSOL ENERGY INC., a Delaware corporation (“CONSOL NPRB Lead”), CONSOLIDATION COAL COMPANY, a Delaware corporation (“CCC”), RESERVE COAL PROPERTIES COMPANY, a Delaware corporation (“RCPC” and, collectively with CONSOL NPRB Lead and CCC, the “Sellers”), and ARROWHEAD I LLC, a Delaware limited liability company (“Buyer”).

W I T N E S S E T H:

WHEREAS, Sellers own fee interests, surface interests, coal fee interests or coal lease interests in certain properties located in Sheridan County, Wyoming and Big Horn County, Montana, as more fully described herein, such interests not being either owned by or leased to Youngs Creek Mining Company, LLC (“YCMC”), a Delaware limited liability company, or subject to that certain Operating Agreement dated January 1, 1982 by and between Chevron Coal Development Company and Consolidation Coal Operating Company related to the CX Ranch joint venture (“CX Ranch”); and

WHEREAS, Sellers desire to sell and Buyer desires to purchase such interests relating to the Northern Powder River Basin (“NPRB”), on the terms and subject to the conditions set forth in this Agreement:

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1                               Defined Terms.  As used in this Agreement, the following capitalized terms shall have the respective meanings set forth below or in the respective referenced Sections.

Affiliate.  With respect to a given Person, any other Person directly or indirectly controlling, controlled by or under common control with the given Person.  For purposes of this definition “control” means ownership of fifty percent (50%) or more of the voting securities or equivalent voting rights of a Person.  Notwithstanding the foregoing and for the avoidance of doubt, neither YCMC nor CX Ranch shall be deemed to be an Affiliate of any Seller (or any of their respective Affiliates).

Agreement.  See Preamble.

Ancillary Agreements.  Each of the instruments to be delivered pursuant to Section 4.2 hereof, including the conveyancing instruments for Owned Real Property, the conveyancing instruments for Leased Real Property, the conveyancing instruments for Real Property Contracts and each of the certificates and other instruments required to be delivered by a Party pursuant to the terms hereof or thereof.

Applicable Contracts.  See Section 2.1(c).

Business Day.  Any day other than a Saturday, a Sunday or any other day on which federal banking institutions in the United States of America conducting business in the State of Wyoming are required or authorized to be closed.

Buyer.  See Preamble.

Buyer Guarantor.  Cloud Peak Energy Resources, LLC, a Delaware limited liability company.

CCC.  See Preamble.

Chevron NPRB Lead.  Chevron U.S.A. Inc., a Pennsylvania corporation.

Closing Date.  The execution date of this Agreement first referred to above.

Confidential Information Memorandum Supplement.  The CONSOL of Wyoming, LLC Supplemental Confidential Information Memorandum (Northern Powder River Basin Assets), dated January 2012, delivered to Buyer or its Affiliate.

Confidentiality Agreement.  The Amended and Restated Non-Disclosure Agreement for NPRB Assets, dated November 11, 2011, among Chevron Mining Inc., CONSOL Energy, Inc., and Buyer Guarantor.

CONSOL NPRB Lead.  See Preamble.

CONSOL Bank Account. The bank account of CONSOL NPRB Lead listed on Schedule 8.

Corrupt Practices Laws.  The Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95-213, §§101-104), as amended.

CX Ranch. See Recitals.

Debt.  (a) All indebtedness for borrowed money, including loans, inter-company loans and any obligations or liabilities evidenced by bonds, debentures, notes, letters of credit or other similar instruments, (b) all indebtedness for the deferred purchase price of property or services and obligations with respect to borrowings of commodities, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property and (d) all obligations under leases which have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases.

Disclosure Letter.  The letter from each of the Sellers to Buyer, dated the Closing Date, setting forth the disclosures referenced in Article 5 of this Agreement.

Disputes.  See Section 9.6(a).

Dollars or $.  United States of America dollars.

Environmental Health and Safety Law.  Any Law relating to the environment, natural resources, or human health and safety applicable to the Transferred Properties including, but not limited to: the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA); the Hazardous Materials Transportation Act (HMTA); the Solid Waste Disposal Act (SWDA), as amended by the Resource Conservation and Recovery Act (RCRA); the Atomic Energy Act (AEA); the Energy Reorganization Act (ERA); the Energy Policy Act of 2005; the Energy Independence and Security Act of 2007 (EISA); the Surface Mining Control and Reclamation Act (SMCRA); the Clean Water Act (CWA); the Safe Drinking Water Act (SDWA); the Clean Air Act (CAA); the Toxic Substances Control Act (TSCA); the Federal Insecticide, Fungicide, and Rodenticide Act (FIFRA); the Oil Pollution Act of 1990 (OPA); the Occupational Safety and Health Act (OSH Act); the Mine Safety and Health Act of 1977 (MSHAct), as amended by the Mine Improvement and New Emergency Response Act of 2006 (MINER Act); the Historical Preservation Act (HPA); the Pollution Prevention Act (PPA); the Low-Level Radioactive Waste Policy Amendments Act of 1985; the Nuclear Waste Policy Act (NWPA); the Endangered Species Act (ESA); the National Environmental Policy Act (NEPA); the Emergency Planning and Community Right-to-Know Act (EPCRA); as well as all analogous state, federal, and local Laws.

Environmental Losses.  Losses relating to Environmental Health and Safety Laws, including Losses relating to the presence, release, emission, discharge or threatened discharge of Hazardous Materials in or into the air, surface water, ground water, soil, land surface, subsurface strata or soil vapor, including Losses incurred in investigating, monitoring, responding to and remediating such Hazardous Materials as required by any applicable Environmental Health and Safety Laws or Government Authority; Exposure Losses; and Losses arising from claims by a Government Authority or Person for enforcement, cleanup, remediation, removal, response, natural resources, restoration, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation, or injunctive relief pursuant to any Environmental Health and Safety Law.  Environmental Losses exclude any claims of consequential, incidental or punitive damages suffered by any of Sellers, Buyer or their Affiliates, including claims of lost profits, lost revenue or loss of use of assets.

Excluded Items.  See Section 2.2.

Exposure Losses.  Any Losses resulting from injury or death to employees of Sellers or Buyer or of their respective Affiliates or their contractors or subcontractors caused by the exposure or alleged exposure to Hazardous Materials related to events, circumstances, or conditions at the Transferred Properties, and which are asserted in a third-party action where liability is attributable to the ownership, maintenance, improvement or use of the Transferred Properties.

Government Authority.  Any national, state or local government or any subdivision, agency, court, commission, board, bureau or other authority thereof.

Hazardous Material.  Any substance, product, waste or other material which is, or becomes identified, listed, published or defined as a hazardous substance, hazardous waste, hazardous material, toxic substance, radioactive material, oil or petroleum waste, or which is otherwise regulated or restricted under any Environmental Health and Safety Law or by any Government Authority.

Indemnitee.  A Person that is the express beneficiary of any of the express indemnity provisions in this Agreement.

Indemnitor.  A Party that is the obligor under any of the express indemnity provisions in this Agreement.

Laws.  All applicable statutes, laws, rules, regulations, orders, treaties, permits, ordinances, judgments, decrees, directives, instructions, and interpretations of any Government Authority, including common law, equity and other legal principles.

Lease Agreements.  See Section 2.1(b).

Leased Real Property.  See Section 2.1(b).

Liens.  All pledges, mortgages, charges, security interests, options, rights of first refusal or first offer, preemptive rights or any other encumbrances or liens of any kind in respect of any of the Transferred Properties.  For the purposes of this Agreement, land use, zoning, and Environmental Health and Safety Laws, and the Applicable Contracts, are not considered Liens.

Losses.  All liabilities, losses, damages, penalties (civil or criminal), expenses (including reasonable attorneys’ fees), fines, settlements, interest, suits, causes of action, legal or administrative proceedings, arbitration awards, demands or claims, including claims for personal injury or damage to property, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, and whether due or to become due, regardless of when asserted (but subject at all times to the limitations otherwise imposed in Article 8 hereof).  Losses may include claims of consequential or punitive damages sought by third parties against any of Sellers, Buyer or their respective Affiliates, and include Environmental Losses defined above, but exclude any claims of consequential, incidental or punitive damages suffered by any of Sellers or their respective Affiliates, or Buyer or its Affiliates, including claims of lost profits or lost revenue.

Material Adverse Effect.  Any event, condition or occurrence or series of events, conditions or occurrences, of whatever nature that causes, whether individually or in the aggregate, a material adverse change in the condition (financial or otherwise, but other than general economic conditions), assets, liabilities or properties that comprise the Transferred Properties.

NPRB.  See Recitals.

Owned Real Property.  See Section 2.1(b).

Party.  Any of the Sellers or the Buyer.

Permits.  All permits, certifications, licenses, approvals, consents, or other authorizations of any Government Authority issued under or with respect to applicable Laws and required, used or held by Sellers, or their Affiliates with respect to the Real Property or the development, construction, use and operation of a coal mine thereon, including those listed on Schedule 7 hereto.

Permitted Encumbrances.  Any of the following:

(i)            Liens for taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(ii)           all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of the applicable property, if the same are customarily obtained subsequent to such sale or conveyance;

(iii)          easements, road-use agreements, rights-of-way, servitudes, encroachments and other rights or defects or minor deficiencies in title thereto, that would be apparent upon an inspection and that do not and would not be reasonably likely to result in a Material Adverse Effect;

(iv)          Liens of carriers, warehousemen, mechanics, workers, material suppliers or other providers of materials or services arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due; and

(v)           all encumbrances of record.

Person.  Any individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, firm, Government Authority, labor union, or other entity or person.

Purchase Price.  See Section 3.1.

RCPC.  See Preamble.

Real Property.  Collectively, the Owned Real Property, the Applicable Contracts, the real property rights appurtenant thereto and the fixtures and improvements located thereon.

Real Property Contracts.  See Section 2.1(c).

Reclamation.  The reclamation and closure activities or obligations, including, but not limited to, requirements by any Environmental Health and Safety Law or by a Government Authority or which the Buyer performs (including modifications to tailings, overburden piles, excavations or other disturbances to the Transferred Properties) by reason of the presence of any Hazardous Material or mining waste material or any actual or potential Environmental Losses or other condition relating to the Transferred Properties.

Records.  See Section 9.10(a).

Release.  Any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration at, into or onto the environment, including movement or migration through or in the air, soil, surface water or groundwater, whether sudden or non-sudden and whether accidental or non-accidental, or any release, emission or discharge as those terms are defined in any applicable Environmental Health and Safety Law.

Remediation.  Investigation, monitoring, response, removal, remedial action, treatment or cleanup of Hazardous Materials as required by any applicable Environmental Health and Safety Laws or Government Authority from soil, air, groundwater, sediment, or surface water for the general protection of human health and the environment.

Rules.  See Section 9.6(a)(iv).

Sellers.  See Preamble.

Seller Policies.  See Section 6.5(a).

Seller Records.  See Section 2.1(d).

Straddle Period.  See Section 7.2(a).

Tax (including, with correlative meaning, the terms “Taxes”, “Taxing” and “Taxable”).  All federal, state, local or foreign taxes, charges, fees, duties, imposts, levies or other similar assessments of any kind whatsoever imposed by any Government Authority (but excluding any royalties payable to any Government Authority under any lease), including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, windfall profits, alternative minimum, inventory, capital stock, premium, PBGC premium, license, withholding, payroll, employment, social security, unemployment, disability, excise, black lung excise, severance, production, stamp, occupation, property, reclamation and estimated taxes, and customs duties, together with all interest, penalties, fines, additional to tax or additional amounts imposed by any Government Authority with respect to such amounts and including obligations to pay Taxes of any other person under Treasury Regulation section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise.

Tax Return.  Any report, return, claim for refund, declaration or other information return, including any schedule, attachment or amendment thereto, required to be filed or submitted to any Governmental Authority with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax.

Transactions.  The transactions contemplated by this Agreement and the other Transaction Documents.

Transaction Documents.  Collectively, this Agreement and the Ancillary Agreements.

Transferred Properties.  See Section 2.1.

Transition Permit.  See Section 6.3(a).

Transition Bonds.  See Section 6.3(a).

YCMC.  See Recitals.

1.2          Rules of Construction.  For the purposes of this Agreement, unless the context otherwise requires:

(a)           General.  In any provision, (i) “or” is not exclusive; (ii) “including” and “include” are not exclusive; (iii) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles in the United States of America; (iv) words in the singular include the plural and words in the plural include the singular; (v) words in the masculine include the feminine; (vi) any date specified for any action that is not a Business Day means the first Business Day after such date; and (vii) a reference to a corporation, limited liability company or partnership includes its successors and permitted assigns.

(b)           Articles and Sections.  References to Articles and Sections without identifying a specific agreement shall be deemed references to Articles and Sections in this Agreement.  The captions and headings of Articles and Sections are for convenience of reference only and shall not be used in the interpretation of this Agreement.

(c)           Agreements and Instruments.  References to this Agreement or any other agreement or instrument shall be deemed references to such agreement or instrument as it may from time to time be amended, and shall be deemed to include reference to any schedules, exhibits or other materials incorporated into such agreement or instrument.

ARTICLE 2

PURCHASE AND SALE OF TRANSFERRED PROPERTIES

2.1          Transferred Properties.  Each of the Sellers hereby sells, grants, conveys, transfers and assigns to the Buyer, and Buyer hereby purchases, acquires and receives, all right, title and interest of such Seller in and to the following assets, but excluding any Excluded Items described in Section 2.2 (collectively the “Transferred Properties”).

(a)           Owned Real Property.  The real property interests owned by each of the Sellers that are described in Schedule 1 attached to this Agreement, including those coal minerals owned by each of such entities also described in Schedule 1, together with all real property rights appurtenant thereto (the “Owned Real Property”);

(b)           Leased Real Property.  The real property interests in and under the leases and subleases that are described in Part A of Schedule 2 attached to this Agreement (the “Lease Agreements”), including those coal minerals subject to such Lease Agreements (collectively, the “Leased Real Property”);

(c)           Applicable Contracts.  Subject to the provisions of Section 6.2, to the extent transferable by each of the Sellers, any contracts incident to the Owned Real Property and the Leased Real Property (including rights-of-way, easements, reversionary rights and subsidence rights agreements and licenses related thereto), including those that are described in Part B of Schedule 2 to this Agreement (the “Real Property Contracts”, and together with the Lease Agreements, the “Applicable Contracts”); and

(d)           Records.  Subject to the provisions of Sections 2.2 and 9.10 below, the files, records and other information relating to the foregoing assets, and which such transferor is not prohibited from transferring to the Buyer by Laws or existing contractual relationships (collectively, the “Seller Records”), including (i) lease, land and title records, (ii) the Applicable Contracts to which the transferor is a party and (iii) operating, mining and reserve data and records, including engineering, reserve, geological, mining, core hole, lithologic and feasibility data and surveys, maps, production reports and records related to the foregoing assets.

2.2          Excluded Items.  Notwithstanding the foregoing Sections of this Article 2, the following items (the “Excluded Items”) are excluded from the Transferred Properties and shall remain the property and responsibility of each of the Sellers, as applicable, after the Closing Date:

(a)           Insurance Policies.  The insurance policies pertaining to the Transferred Properties and any claims of any Seller, as applicable, of every nature and description under or arising out of such insurance policies, including any refundable premiums relating to such policies;

(b)           Property Owned by Third Parties and Contractors.  Property (including inventory) owned by third parties or by contractors located on the Real Property;

(c)           Certain Records.  Records that are subject to attorney-client privilege, work product immunity or other privileges or immunities against disclosure enjoyed by any transferor, or its respective representatives or Affiliates, and records pertaining to such transferor’s strategic research and planning;

(d)           Security Assurances.  Any bonds, guaranties, letters of credit, or other forms of financial assurances supporting the Transferred Properties that any transferor or any of their Affiliates possess or has delivered to other Persons as security for performance of certain obligations owed to Government Authorities or other Persons, as listed on Schedule 3 attached to this Agreement; and

(e)           Other Excluded Items.  All assets of Sellers other than the Transferred Property, including the additional items specifically excluded from the Transferred Properties, as listed on Schedule 4 attached to this Agreement.

ARTICLE 3

PURCHASE PRICE

3.1          Purchase Price.  As consideration for the sale of the Transferred Properties and the other obligations of Sellers hereunder, on the Closing Date Buyer shall pay to Sellers, subject to adjustment pursuant to Section 3.2 below, Forty Nine Million Dollars ($49,000,000.00) (the “Purchase Price”) in consideration of the interest of the Sellers in the Transferred Properties, such funds to be allocated among CONSOL NPRB Lead and its Affiliates consistent with the

Purchase Price allocation in conformity with the requirements of Section 3.3.  All amounts owed to each Seller shall be paid in Dollars by wire transfer of immediately available funds to the CONSOL Bank Account.

3.2          Purchase Price Adjustments.  To the extent that (i) any cash is on deposit by the Sellers with Government Authorities with respect to the Transferred Properties on the Closing Date or (ii) prepayments or other cash equivalents with respect to the Transferred Properties exist as set forth on Schedule 5 attached to this Agreement, Buyer shall pay CONSOL NPRB Lead the full amount of such cash, deposits, prepayments or cash equivalents on the Closing Date in the manner specified in Section 3.1.

3.3          Allocation of Purchase Price.  The Purchase Price shall be allocated among the Transferred Properties in a manner mutually agreed upon by CONSOL NPRB Lead and Buyer as set forth in Schedule 6 attached to this Agreement.  CONSOL NPRB Lead and Buyer shall use the allocation agreed upon for all reporting purposes having to do with Taxes, unless otherwise agreed by the Buyer and Sellers or unless otherwise required by applicable Law; provided, however, that each Party may take its own position with respect to any allocation of Purchase Price not described in Schedule 6.  In addition, CONSOL NPRB Lead and Buyer agree (i) to file all Tax Returns and determine all Taxes, including all taxes based on or measured by net income or profits, in accordance with and based upon the allocation and (ii) not to take any position for tax purposes inconsistent with such allocation in any audit or judicial or administrative proceeding or otherwise, unless otherwise agreed by the Buyer and Sellers or unless otherwise required by applicable Law.  In the event of any adjustment to the Purchase Price, within one hundred eighty (180) days of such adjustment, CONSOL NPRB Lead and Buyer shall seek, in good faith, to agree on a revised version of Schedule 6.  If the Parties are unable to agree on a revised version of Schedule 6 within such 180-day period, each party may, in its sole discretion, take its own position with any relevant Tax authority as to such purchase price adjustment.

ARTICLE 4

DELIVERIES

4.1          Time and Place of Transfer.  The consummation of the sale of the Transferred Properties and other Transactions shall be deemed to have occurred at 11:59 p.m. Colorado time on the Closing Date.

4.2          Ancillary Agreements.  The Owned Real Property shall be conveyed by means of conveyancing instruments in the form of Exhibit A attached to this Agreement.  The Applicable Contracts shall be transferred by means of conveyancing instruments in the form of Exhibit B attached to this Agreement.

4.3          Deliveries by CONSOL NPRB Lead.  CONSOL NPRB Lead shall deliver, or cause to be delivered, to Buyer the following concurrently herewith:

(a)           all Ancillary Agreements to which any Seller is a party, in each case duly executed by such Seller;

(b)           a certificate, dated as of the Closing Date, of an officer of CONSOL NPRB Lead certifying (i) that attached or appended to such certificate is a true and correct copy of the resolutions of the board of directors or other authorizing body, as appropriate, of each Seller authorizing the execution, delivery and performance of each Transaction Document to be executed, delivered and performed by such Seller; and (ii) the names and signatures of the duly elected or appointed officer(s) of the Sellers who are authorized to execute and deliver the Transaction Documents to which such Sellers are a party; and

(c)           an affidavit of non-foreign status of Seller in the form of Exhibit C attached to this Agreement.

4.4          Deliveries by Buyer.  Buyer shall deliver to Sellers the following concurrently herewith:

(a)           payment of the Purchase Price by wire transfer in immediately available funds and in Dollars pursuant to Article 3;

(b)           all Ancillary Agreements to which Buyer is a party, in each case duly executed by Buyer;

(c)           a certificate, dated as of the Closing Date, of an officer of Buyer certifying, (i) that attached or appended to such certificate is a true and correct copy of the resolutions of the board of directors or other authorizing body, as appropriate, of Buyer authorizing the execution, delivery and performance of each Transaction Document to be executed, delivered and performed by Buyer pursuant hereto; and (ii) the names and signatures of the duly elected or appointed officer(s) of Buyer who are authorized to execute and deliver the Transactions Documents to which Buyer is a party; and

(d)           the Buyer Parent Guaranty in the forms of Exhibit D attached to this Agreement, duly executed by the Buyer Guarantor.

4.5          NPRB Assets Purchase and Sale Agreements Closing.  The Parties agree that the execution and closing of (i) Buyer’s purchase of the separate interests of Chevron NPRB Lead in NPRB assets pursuant to that certain Purchase and Sale Agreement dated the Closing Date between Chevron NPRB Lead, and the Buyer, and (ii) Buyer’s purchase of the separate interests of Chevron NPRB Lead, CONSOL NPRB Lead, or their respective Affiliates, in NPRB assets pursuant to that certain Purchase and Sale Agreement dated the Closing Date between Chevron NPRB Lead, CONSOL NPRB Lead, Affiliates of CONSOL NPRB Lead, and Buyer are occurring simultaneously with the execution of and closing pursuant to this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1          Representations and Warranties of CONSOL NPRB Lead.  CONSOL NPRB Lead, on behalf of itself and the other Sellers, represents and warrants the following to Buyer as of the Closing Date:

(a)           Due Incorporation.  Each Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation.  Each Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each Seller is in good standing as a foreign corporation authorized to transact business in those states where such qualification is necessary to conduct business as a foreign corporation.

(b)           Non-Contravention.  The execution, delivery and performance by each Seller of each Transaction Document to which it is a party, and the consummation of the Transactions, do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under any provision of (i) the organizational documents of each such Seller, (ii) except as set forth in Section 5.1(b) of the Disclosure Letter, any Applicable Contract, or (iii) any judgment, order or decree or statute, Law, ordinance, rule or regulation applicable to each such Seller or any Transferred Properties.

(c)           Consents.

(i)            No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Government Authority or any other Person is required to be obtained or made by or with respect to each Seller in connection with the execution, delivery and performance of each Transaction Document, other than (x) those set forth in Section 5.1(c) of the Disclosure Letter, (y) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the Transactions, and (z) those that, if not obtained or made by each Seller, would not be reasonably likely to have a Material Adverse Effect.

(ii)           The Real Property constitutes “unproductive real property” as defined by Title 16, Section 802.2(c) of the Code of Federal Regulations.

(d)           Due Authorization and Enforceability.  Each Seller has full power and authority to enter into each Transaction Document to which it is a party and to consummate the Transactions.  The execution, delivery and performance of the Transaction Documents have been duly approved, and no other corporate proceedings on the part of each Seller is necessary to authorize the Transaction Documents or the Transactions.  The Transaction Documents have been duly and validly executed and delivered by each Seller and are enforceable against each such Seller in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies.

(e)           No Brokers.  No Seller has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transactions for which Buyer would be liable.

(f)            Non-Foreign Status.  No Seller is a “foreign person” as such term is used in Section 1445 of the Internal Revenue Code.

(g)           Confidential Information Memorandum Supplement.  The Confidential Information Memorandum Supplement was prepared in good faith.

(h)           Collective Bargaining Agreements.  No Seller has any obligations under any collective bargaining or other agreement with any labor union that would apply to the Transferred Properties.

(i)            No Other Coal Mining Interests.  Other than as set forth in Section 5.1(i) of the Disclosure Letter and except for the Transferred Properties, neither CONSOL NPRB Lead nor any of its Affiliates has any material coal mining interests, properties or assets in Wyoming or Montana.

(j)            Corrupt Practices Laws.  Each Seller and its respective directors, officers, members, agents and representatives have complied with all applicable Corrupt Practices Laws in obtaining any consents, licenses, approvals, authorizations, rights or privileges with respect to the Transferred Properties.  No Seller nor any of their respective directors, officers, members, agents or representatives have taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a Government Authority, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage.

5.2          Representations and Warranties with respect to Transferred Properties.  CONSOL NPRB Lead on behalf of itself and the other Sellers represents and warrants the following to Buyer as of the Closing Date with respect to the Transferred Properties.  As used in this Section 5.4, “to the knowledge of Sellers” means the actual knowledge of Randy Stockdale following the review of all relevant records in such person’s possession, as of the Closing Date.

(a)           Defaults with Respect to Applicable Contracts.  Except as disclosed to Buyer in Section 5.2(a) of the Disclosure Letter, with respect to all Applicable Contracts (i) all such contracts are in full force and effect and constitute legal, valid and binding agreements, enforceable in accordance with their terms against each Seller and, to the knowledge of Sellers, against each other party thereto, except as may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general principles of equity; (ii) to the knowledge of Sellers, there are no defaults by any party thereto, or events that with notice or the lapse of time, or both, would constitute a default by any party thereto; (iii) no Seller has received any written notice that any party to any such contract is in breach or intends to terminate such agreement; and (iv) to the knowledge of Sellers, all the covenants to be performed by any party to such contracts have been performed in all material respects.

(b)           Notices of Violation.  To the knowledge of Sellers and except as disclosed to Buyer in Section 5.2(b) of the Disclosure Letter, no Seller has received written notice from any Government Authority claiming violation of any Law (including any building, zoning or other ordinance) or requiring any substantial work, construction or expenditure to comply with any Law, or Permit related to the Transferred Properties or asserting any Tax penalty with respect to the Transferred Properties.

(c)           Litigation with Respect to Transferred Properties.  Except as disclosed to Buyer in  Section 5.2(c) of the Disclosure Letter, there are no actions, suits or other litigation, proceedings or governmental investigations (including claims of employment discrimination and intellectual property infringement) pending or, to the knowledge of Sellers, threatened by, against or affecting the Transferred Properties, or which in any manner challenge or seek to prevent, enjoin, invalidate, or restrain the Transactions.  Except as disclosed to Buyer in Section 5.2(c) of the Disclosure Letter, no Seller is subject to any order, judgment, decree, stipulation or consent order of or with any court or other Government Authority which has a Material Adverse Effect.

(d)           Environmental Matters with Respect to Transferred Properties.  Except as set forth in Section 5.2(d) of the Disclosure Letter, (i) the Transferred Properties are in material compliance with all Environmental Health and Safety Laws affecting the Real Property; (ii) to the knowledge of Sellers, no Seller has Released any Hazardous Materials on the Transferred Properties; (iii) there are no judicial, administrative or arbitral actions, suits or proceedings pending or, to the knowledge of Sellers, threatened in writing with respect to the Transferred Properties relating to any violation, or alleged violation, of any Environmental Health and Safety Law; (iv) to the knowledge of Sellers, none of the Transferred Properties contains any above-ground or underground storage tanks or landfills, surface impoundments or disposal areas; (v) no Seller has received any written notice or demand letter from any Governmental Authority indicating that the Transferred Properties may be in violation of, or liable under, any Environmental Health and Safety Law and no Government Authority has issued any written order requiring the investigation or Remediation of soil or groundwater contamination related to the Transferred Properties; (vi) there are no proposed or, to the knowledge of Sellers, threatened actions by any Government Authority that, as of the Closing Date, involve the issuance of a new order requiring the investigation or Remediation of soil or groundwater contamination related to the Transferred Properties; (vii) to the extent required by Environmental Health and Safety Law, there has been no failure to file reports with respect to known documented releases of Hazardous Materials from the Transferred Properties into soil or groundwater; and (viii) Sellers have made available to Buyer all reports, studies, analyses or tests initiated by or on behalf of or in the possession of Sellers pertaining to the environmental condition of, or Hazardous Material in, on, or under, any of the Transferred Properties, or concerning compliance by Sellers for whose conduct any of them is or could be held responsible, with Environmental Health and Safety Laws.  To the knowledge of Sellers, there are no other reports or documents directly relating to the environmental condition of the Transferred Properties which have not been made available to Buyer.

(e)           Transferred Properties; No Other Agreements.  Other than as set forth on Schedule 2, no Seller is party to or bound by any material agreement, contract or letter of intent of any kind whatsoever in relation to the Transferred Properties, whether written or oral.

(f)            No Options, etc. to Purchase Transferred Properties.  Other than as set forth on Schedule 2, no Person has any written or oral agreement, option, right of first offer or refusal, understanding or commitment, or any right or privilege capable of becoming such for the purchase or other acquisition from Sellers of any of the Transferred Properties or any part thereof.

(g)           Expropriation.  No part of the Transferred Properties has been taken, condemned or expropriated by any Governmental Authority nor has any written notice in respect thereof been received by any Seller nor, to the knowledge of Sellers, is there any intent or proposal to give such notice or commence any such proceedings.

(h)           Owned Real Property.  Except for Permitted Encumbrances, no Seller has conveyed the Owned Real Property, or any right, title, or interest therein, to any other person, and the Owned Real Property is free from Liens done, made or suffered by any Seller to any person claiming under such Seller.  However, the foregoing representation shall not apply to those portions of the Owned Real Property designated on Schedule 1 as “quitclaim properties”, for which no Seller makes any representation or warranty as to whether such Seller has any interest therein.  To the knowledge of Sellers (i) there are no outstanding directives or orders from any sanitation, health, fire, law enforcement or safety authorities or from any other Government Authority applicable to the Owned Real Property and (ii) there are no pending or threatened condemnation, eminent domain or similar proceedings or special assessments affecting the Owned Real Property, nor has any Seller received written notification that any such proceeding or assessment is contemplated.

(i)            Lease Agreements.  With respect to each Lease Agreement, except as set forth in Section 5.2(i) of the Disclosure Letter, (i) such agreement is in full force and effect without amendment, (ii) all rents and additional consideration due thereunder through the Closing Date have been paid in full, including all advance royalties, minimum royalties and production royalties, (iii) no waiver, indulgence or postponement of the lessee’s obligations has been granted by the lessor and (iv) to the knowledge of Sellers, all of the covenants to be performed by each party to each Lease Agreement have been performed in all material respects.

(j)            No Royalties.  No Seller has any responsibility or obligation to pay any commission, royalty, license, fee or similar payment to any Person with respect to the Real Property, including the mineral production therefrom, other than as set forth in the documents listed in Schedule 2 hereto.

(k)           Reclamation Bonding.  Each Seller is up to date in respect of and in compliance with all of the reclamation bonding requirements related to the Transactions, in all material respects.  Other than those security assurances set forth on Schedule 3 hereto, there are no other bonds, guaranties, letters of credit, or other forms of financial assurances supporting the Transferred Properties that any Seller or any of its respective Affiliates possesses or has delivered to other Persons as security for performance of certain obligations to Government Authorities or other Persons.

(l)            No Cultural Sites.  Except as disclosed in Section 5.2(l) of the Disclosure Letter, to the knowledge of Sellers, no requirements related to cultural or archaeological sites located within the properties comprising the Transferred Properties are currently having any impact on the development or exploration activities or plans, nor will any such requirements have any Material Adverse Effect.

(m)          Books and Records. All accounting and financial books and records related to the Transferred Properties have been fully, properly and accurately kept and completed in all material respects.

(n)           Taxes.

(i)            (a) All Tax Returns required to be filed by Sellers with respect to the Transferred Properties have been timely filed, (b) all such Tax Returns filed by Sellers are true, correct and complete in all material respects, (c) all Taxes that were required to have been paid by Sellers with respect to the Transferred Properties have been paid in full and (d) all withholdings of Taxes required to be made by Seller with respect to the Transferred Properties have been made and have either been paid to the appropriate Government Authority or set aside in appropriate accounts for such purpose.  Seller is not currently the beneficiary of any extension of time within which to file any Tax Return with respect to the Transferred Properties which has continuing effect except as disclosed on Section 5.2(n) of the Disclosure Letter.  Seller has delivered or made available to Buyer correct and complete copies of all material Tax Returns, written examination reports (as to any such Tax Return), and written statements of deficiencies (as to any such Tax Return) filed by, received by or assessed against Seller with respect to the Transferred Properties for taxable periods ended on or after December 31, 2008, not including any income Tax Returns of the Sellers or their respective Affiliates.

(ii)           There are no unassessed Tax deficiencies proposed in writing or, to the knowledge of Sellers, threatened against Sellers with respect to the Transferred Properties, nor are there any agreements, waivers, or other arrangements providing for extension of time or waiver of any statute of limitations with respect to the assessment or collection of any Tax against Sellers with respect to the Transferred Properties or any actions, suits, proceedings, investigations or claims now pending against Sellers with respect to the Transferred Properties related to any Tax, or with respect to the Transferred Properties any matter under discussion by Sellers with any Government Authority relating to Taxes with respect to the Transferred Properties.  There are no Liens for Taxes (other than for Permitted Encumbrances) upon any Transferred Properties.  To the knowledge of Sellers, no written claim has ever been made by a Government Authority in a jurisdiction where any Seller does not file Tax Returns that such Seller is or may be subject to Taxation by that jurisdiction where such failure to file would have an adverse affect on the Transferred Properties and Sellers have not been notified in writing of any investigation or inquiry or, as to any such written claims, investigations or inquiries which may have been made, such has been resolved to the satisfaction of such

Government Authority where such investigation or inquiry would have an adverse affect on the Transferred Properties.

5.3          Representations and Warranties of Buyer.  Buyer represents and warrants to each Seller as of the Closing Date as follows.

(a)           Due Incorporation.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of its formation.  Buyer has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted.  Buyer is in good standing, and is authorized to transact business in those states where such qualification is necessary to conduct business as a foreign corporation.

(b)           Non-Contravention.  The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party, and the consummation by Buyer of the Transactions, does not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or gives rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under any provision of (i) the organizational documents of Buyer, (ii) any contract or agreement to which Buyer is a party, or (iii) any judgment, order or decree or Law applicable to Buyer, other than such violation as would not reasonably be expected to materially affect Buyer’s ability to perform its obligations under the Transaction Documents to which it is a party.

(c)           Consents.  No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Government Authority is required to be obtained or made by or with respect to Buyer in connection with the execution, delivery and performance of the Transaction Documents, other than (y) those that may be required solely by reason of Sellers’ (as opposed to any other third party’s) participation in the Transactions, and (z) those that, if not obtained or made by each such entity, would not be reasonably likely to have a material adverse effect on the Transactions.

(d)           Due Authorization and Enforceability.  Buyer has full power and authority to enter into the Transaction Documents to which it is a party and to consummate the Transactions.  The execution, delivery and performance of the Transaction Documents to which it is a party have been duly and validly approved and no other corporate proceedings on the part of Buyer are necessary to authorize the Transaction Documents to which Buyer is a party or the Transactions.  The Transaction Documents to which Buyer is a party have been duly and validly executed and delivered by Buyer and are enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies.

(e)           Litigation.  There are no actions, proceedings or investigations by or before any Government Authority pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates which in any manner challenge or seek to prevent, enjoin, invalidate, or materially restrain the Transactions.

(f)            No Brokers.  No Buyer has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transactions for which Sellers or any of their respective Affiliates would be liable.

(g)           Financial Assurance.  Buyer has evaluated the bonds and other security requirements described in Schedule 3 attached to this Agreement and has the financial capability to furnish or cause to be furnished the replacement security described in Section 6.3.

(h)           Experienced Investor.  Buyer and its Affiliates have been engaged in the mining and natural resources businesses relevant to the assets transferred pursuant to the Transaction Documents.  Buyer and its Affiliates are experienced with the operations and ownership obligations for assets such as the Transferred Properties.  Buyer represents that it is a sophisticated party, and has conducted a full due diligence investigation of the Transferred Properties.  Prior to entering into this Agreement, Buyer was advised by its own legal, tax and other professional counsel concerning this Agreement and the Transferred Properties.  Buyer is aware of the risks and uncertainties of an investment in the assets transferred pursuant to the Transaction Documents and is able to absorb a loss of its investment.

5.4          Real Property Title Matters.  Buyer has conducted such title examination of the Real Property that it deems appropriate and acknowledges that no Seller makes any warranty of title to the Real Property other than those representations and warranties set forth in Sections 5.2(f), 5.2(h), 5.2(i) and 5.2(j) hereto, and is selling only such interest or interests, if any, as it may own in the Real Property.

5.5          Exclusivity of Warranties and Specific Disclaimers.  Buyer acknowledges that it is acquiring the Transferred Properties on the basis of its own investigation of the physical condition of the Transferred Properties and assumes the risk that adverse conditions outside the scope of Sellers’ representations and warranties set forth in Sections 5.1 and 5.2 may not be revealed by Buyer’s own investigation.  Buyer has made its own estimate of prospective data such as future revenues, operating costs, and liabilities based on Buyer’s own abilities and skills to operate these properties, and is not relying on either Seller’s own estimates of such data.  Buyer acknowledges that, EXCEPT AS EXPRESSLY PROVIDED IN THE TRANSACTION DOCUMENTS, (i) THE TRANSFERRED PROPERTIES ARE SOLD “AS IS” AND “WITH ALL FAULTS,” (ii) NO WARRANTY, EXPRESS OR IMPLIED IN FACT OR BY LAW, WHETHER OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, CONDITION OR OTHERWISE, CONCERNING THE TRANSFERRED PROPERTIES HAS BEEN MADE TO ANY BUYER, AND (iii) BUYER’S REMEDIES AGAINST SELLERS AND ANY OF THEIR AFFILIATES, AND THE LIABILITIES OF SELLERS AND ANY OF THEIR AFFILIATES TO BUYER WITH RESPECT TO THE CONDITION OF THE TRANSFERRED PROPERTIES ARE LIMITED TO THOSE PROVIDED IN ARTICLE 8 OF THIS AGREEMENT.

ARTICLE 6

ADDITIONAL COVENANTS

6.1          Announcements.  Except for disclosures that Sellers or Buyer reasonably believe are required by Law or any securities exchange to which Sellers or Buyer may be subject, no Party shall issue any press release or otherwise make any public announcement with respect to the Transactions without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed.

6.2          Transfer Requirements.

(a)           Transfer of the Lease Agreements and Applicable Contracts.  Neither this Agreement nor any Ancillary Agreement shall constitute an assignment or an attempted assignment any Applicable Contract to the extent that such assignment or attempted assignment would constitute a breach of such document.  To the extent any of the Applicable Contracts are not transferred and assigned on the Closing Date due to delays in procuring required notices, consents or actions from or by any Government Authority or third party, then such Applicable Contract shall not be assigned and transferred until and unless the proper notice, consent or action requirement shall have been satisfied.  The Parties shall use their commercially reasonable efforts, each as to matters within its control, to satisfy such requirements as soon as reasonably practicable and agree to cooperate with each other in any reasonable arrangement designed to provide Buyer with the benefits of such Applicable Contracts.

(b)           Costs of Transfer.  Each of Buyer and Sellers shall bear their own costs and expenses incurred in connection with the transfer, amendment, reissuance or issuance of the Applicable Contracts.  Buyer, at their sole expense, shall provide bonds, letters of credit, guarantees or other security or support as may be required by Law or any Government Authorities for the transfer or reissuance of any Permits or Applicable Contracts to the Buyer.

6.3          Transfer of Permits and Security.

(a)           Permits and Transition Permits. Each of Buyer and Sellers shall, with the reasonable assistance of the other, as required, coordinate with each applicable Government Authority to pre-approve, prior to closing, the transfer to Buyer (and documentation associated with such transfer) of each Permit applicable to the Transferred Properties, or to have such Permit approved for re-issuance.  If for any reason any Permit applicable to the Transferred Properties has not been transferred to the Buyer or reissued, as applicable, as of the Closing Date, then the Sellers or their respective Affiliates shall, to the extent allowed by applicable Law, maintain each such Permit (each a “Transition Permit”) in full force and effect until the earlier of the transfer or the reissuance of such Permit and shall, if requested by the Buyer, allow Buyer to use and operate under each such Transition Permit during such period.  The Sellers or their respective Affiliates shall maintain any related bond, letter of credit, guarantee or other security or support required by Law or any Government Authority for each such Transition Permit (the “Transition Bonds”) until the transfer or reissuance of such Transition Permit.  Buyer agrees to reimburse the Sellers for bond premiums, fee payments and other direct costs incurred by Sellers or their Affiliates in connection with the maintenance of the Transition Permits and the

Transition Bonds from the Closing Date up to the date that the transfer or reissuance of the Transition Permit occurs and the Transition Bond related thereto is released.  Each of Buyer and Sellers shall use commercially reasonable efforts to cause the transfer or reissuance of all the Transition Permits to occur prior to December 31, 2012 and Sellers and their Affiliates shall continue to cooperate with Buyer and each use commercially reasonable efforts to cause the Transition Permits to be transferred to or reissued.  Buyer shall furnish any bonds or other security required in connection with the transfer or reissuance of all such Transition Permits, as promptly as requested by Sellers and, if sooner, when required pursuant to applicable Law.  If, after the Closing Date, a consent or other requirement to the transfer or reissuance of any Transition Permit is required, then Sellers and their Affiliates shall continue to cooperate with Buyer and each use their respective commercially reasonable efforts to cause the Transition Permits to be transferred to or reissued for no additional consideration payable to Sellers.

(b)           Transition Permit Violations.  If Sellers or their respective Affiliates receive a notice of violation under any Transition Permit following the Closing Date but before the transfer or reissuance of such Transition Permit, which is based on or arises out of the activities or operations of Buyer after the Closing Date, the applicable Seller will promptly notify Buyer, and Buyer shall be responsible for curing such violation and any obligation or liability associated therewith and shall indemnify Sellers and their Affiliates as provided in Section 8.2.  If the Sellers determine, in their reasonable discretion, that Buyer will not cause such violation to be cured in the time period required by applicable Law, then Sellers shall have the right to cure such violation at Buyer’s expense after first providing Buyer with written notice of the Sellers’ intent to cure and a reasonable opportunity to either cure the violation or contest the violation.

6.4          Government Authority Reviews and Approvals.

(a)           Government Reviews and Approvals.  If any Government Authority demands a filing or other information, each Seller, Buyer and their respective Affiliates shall cooperate and promptly undertake all filings and other actions as may be required to comply with any review or approval requirements.  Should the reviewing agency advise any Party of its need for additional information, that Party, with the cooperation of the other Parties if appropriate, shall promptly respond to the reviewing agency’s request.  Should the reviewing agency or another interested Government Authority advise any party of its opposition to the Transactions, the Parties shall use commercially reasonable efforts to persuade the agency concerned to abandon its opposition and, failing to do so, the Parties shall take such additional actions as agreed between the Parties.  Notwithstanding anything to the contrary contained in any Transaction Document, nothing in this Agreement shall require Buyer to take any action not otherwise required by this Section 6.4, including but not limited to (i) disposing or transferring any asset, (ii) holding separate any assets or operations, or (iii) changing or modifying any course of conduct or otherwise making any commitment (to any Government Authority or otherwise) regarding the future operations of the Buyer’s business or the Transferred Properties to obtain any approval from any Government Authority, to prevent the initiation of any lawsuit by any Government Authority, or to prevent the entry of any decree, judgment, injunction preliminary or permanent, or any other order that would make the Transactions unlawful.  Furthermore, Buyer shall not be obligated to defend, contest, or resist any action or proceeding (beyond the investigation cooperation obligations in this Section 6.4) instituted (or threatened to be instituted) challenging the Transactions as violative of any Law.

(b)           Ownership Change Filings.  Each of Buyer and Sellers shall promptly and diligently make all necessary filings and satisfy all necessary requirements with appropriate Government Authorities in order to transfer ownership of the Transferred Properties from the relevant Seller to the Buyer.

6.5          Termination of Rights to Sellers’ Insurance.

(a)           Each of the Parties acknowledges that Sellers and their respective Affiliates have maintained worldwide programs of property and liability insurance coverage for themselves and their Affiliates, including with respect to the Transferred Properties, and insurance policies that are written or reinsured by Affiliates or that require the payment of retrospective premium adjustments to cover losses.  All of the insurance policies through which such worldwide programs of coverage are presently or have previously been provided (including all employers’ liability insurance policies) are hereafter called “Seller Policies.”

(b)           It is the understanding and intention of Sellers and Buyer that:

(i)            from and after the Closing Date, no insurance coverage shall be provided for Buyer under any Seller Policy relating to the Transferred Properties; and

(ii)           from and after the Closing Date, no claims regarding any matter whatsoever, whether or not arising from events occurring prior to, at or after the Closing Date, shall be made against or with respect to any Seller Policy by any Buyer.

(c)           Buyer, on behalf of itself and its successors and assigns, hereby releases, to the extent permitted by applicable Law, each Seller and its respective Affiliates from liability relating to any claim made by or through Buyer after the Closing Date against or with respect to any Seller Policy.

(d)           Nothing contained in the foregoing provision of this Section 6.5 shall in any way limit, impair or constitute a release or discharge of any right of Buyer or obligation of Sellers or their Affiliates with respect to any representation, warranty, covenant, agreement, indemnity or other obligation contained in any Transaction Document (regardless of whether the same was, is or may be covered by any insurance policy described herein), all of which rights and obligations shall continue in full force and effect.

6.6          Removal of Proprietary Information.  Except as provided in any third party license included in the Transferred Properties, Sellers may remove all proprietary information in tangible or intangible form that is (i) owned by a third party (or is not in use or has not been in use within one (1) year prior to the Closing Date) concerning the Transferred Properties, (ii) proprietary to Sellers or their respective Affiliates, or (iii) otherwise excluded from the Transferred Properties pursuant to Section 2.2.

6.7          Replacement of Seller Identification.  Buyer shall, at its own expense and in a timely manner not exceeding thirty (30) calendar days after the Closing Date, remove or cause to be removed all signs and placards which identify Sellers, or any Affiliate of Sellers, as a prior owner of any of the Transferred Properties, including any usage of trademarks or trade names of Sellers and their respective Affiliates.  Buyer shall, at their own expense and in a timely manner not to exceed one week after the Closing Date, erect or install signs and placards as may be required by state or other governmental agencies identifying Buyer as the owner and/or operator of each of the Transferred Properties.

6.8          Seller Records.  Within 30 days of Closing Seller shall deliver to Buyer copies of all Seller Records.

ARTICLE 7

TAXES

7.1          Transfer Taxes.  Notwithstanding Section 7.2(a), any recording fees, transfer Taxes (including but not limited to any sales Tax), use Tax, real property transfer Tax, asset transfer Tax, documentary stamp Tax or similar other charges imposed on the conveyance of the Transferred Properties pursuant to this Agreement by any Government Authority (collectively, “Transfer Taxes”) shall be promptly paid by Buyer in accordance with the Law or Government Authority levying such Tax (or reimbursed to the Sellers by Buyer within five (5) Business Days after demand therefor); provided, however, that if a Buyer holds a direct payment permit which is valid on the Closing Date, Buyer shall assume all responsibility for remitting to the appropriate taxing authority the sales and use Taxes due for such permit and shall provide the Sellers with any exemption certificates or other documentation required under applicable Law in lieu of paying such Sellers the Taxes due.  Buyer shall indemnify, defend and hold harmless the Sellers against any Transfer Taxes assessed against or otherwise incurred by Sellers as a result of the transactions contemplated by this Agreement, including the amounts of any penalties, interest, attorney’s fees and any other Losses related thereto.

7.2          Tax Apportionment.

(a)           All property or ad valorem Taxes for the current year, including but not limited to Taxes on real estate, fixtures, personal property and inventory, shall be prorated between Buyer, on the one hand, and the Sellers, on the other hand, as provided herein.  The Sellers shall be responsible for all such Taxes payable with respect to the Transferred Properties for all taxable periods ending prior to the Closing Date.  Buyer shall be responsible for the payment of all such Taxes payable for all taxable periods beginning on or subsequent to the Closing Date.  As to any taxable period beginning before the Closing Date and ending on or after the Closing Date (a “Straddle Period”), all such Taxes shall be prorated by allocating to the period before the Closing Date the amount of such Taxes for the entire taxable period multiplied by a fraction the numerator of which is the number of calendar days in the taxable period ending on the day immediately prior to the Closing Date and the denominator of which is the number of calendar days in the entire taxable period.  The Sellers shall be responsible for any such Taxes payable with respect to the Transferred Properties allocated to the portion of the taxable period ending on the day immediately prior to the Closing Date, and Buyer shall be responsible for any other such Taxes.  If Taxes are prorated and based on an estimate of the current period Taxes, there shall be a final settlement between Buyer and the Sellers based on the actual Taxes due for the taxable period.  Any refunds or rebates that may be received with respect to the Taxes referenced in this

Section 7.2(a) shall be prorated between Buyer and the Sellers in the same manner as described above to prorate Taxes, and the Sellers shall be entitled to all refunds and rebates for taxable periods (and portions thereof) ending prior to the Closing Date and the Buyer entitled to all refunds and rebates for taxable periods (and portions thereof) beginning on and after the Closing Date that may be received. Any refunds or rebates will be paid to the applicable Party within thirty (30) days of receiving the refund or rebate.

(b)           Severance Tax (and ad valorem Tax based on such severance taxable value), if any, shall be treated as attributable to the period ending on the Closing Date to the extent that the coal which constitutes the base upon which such Tax was levied was severed on or before the Closing Date, sold on or before the Closing Date and the revenue from such sale was accrued or received on or before the Closing Date.  Sellers shall be responsible for all such Taxes payable with respect to the Transferred Properties attributable to the period ending on the Closing Date.

(c)           In the event that any Party receives a notice of any audit or administrative or judicial or other proceeding involving Taxes, which, if determined adversely, could result in a liability of the other Party or Parties under this Agreement (the Party or Parties receiving such notice of liability will hereafter be referred to as the “liable Party or Parties”) the liable Party or Parties will immediately notify the other Party or Parties (the “responsible Party or Parties”) in writing of such audit or administrative or judicial or other proceeding.  In the case of an audit or administrative or judicial or other proceeding that relates to any taxable period that is not a Straddle Period, the responsible Party or Parties after receiving notice shall have the option of either:

(i)            Paying the Tax directly, including payment under protest to preserve the right to contest the liability, or

(ii)           Challenging the proceeding referred to in such notice.  The responsible Party or Parties shall take all action necessary and shall have the right (solely or jointly, as the case may be) to control any audits, disputes, administrative, judicial, or other proceedings and incidents to such challenge and to employ counsel of its respective choice therein.  If the responsible Party or Parties elect to challenge the validity of such bill, invoice, notice of deficiency or similar communication or any portion thereof, the liable Party or Parties shall extend reasonable cooperation to the responsible Party or Parties in such efforts at no expense to the responsible Party or Parties.

Notwithstanding the foregoing, the liable Party or Parties may (solely or jointly, as the case may be) elect to pay such notice of liability; however, the responsible Party or Parties will not have to reimburse such payment unless the responsible Party or Parties have consented to that payment and reimbursement and the responsible Party’s or Parties’ right to contest such liability is preserved.  If a notice of liability may affect the liability or obligations of both a liable Party and another Party, the liable Party or Parties shall keep the other Party or Parties reasonably informed of the progress of any challenge of the liability asserted in such notice and the other Party’s or Parties’ consent shall be required prior to the settlement of any such notice, which consent shall not be unreasonably withheld, conditioned or delayed.

If the notice of an audit, or administrative, judicial or other proceeding relating to Taxes relates to a Straddle Period the liable Party or Parties and responsible Party or Parties shall be entitled to jointly challenge the proceeding referenced in the notice.  The liable Party or Parties and responsible Party or Parties shall control any audits, disputes, administrative, judicial or other proceedings and incidents to such challenge and to employ counsel of their choice.  The Parties shall not consent to the settlement of such proceeding without each liable and responsible Party’s written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.

7.3          Refunds. Other than Taxes covered in Section 7.2(a), Sellers shall be entitled to any refund of Taxes paid by Sellers, in each case to any Government Authority for taxable periods (or portions thereof) ending prior to the Closing Date.  Buyer shall be entitled to any refund of taxes paid by Buyer to any Government Authority for taxable periods (or portions thereof) beginning on or after the Closing Date.  The Party receiving a refund shall make a good faith effort to ascertain the source of the refund and to resolve by mutual consent the ownership of any refunds related to the subject properties.

7.4          Cooperation.  Subject to the reimbursement of reasonable out-of-pocket expenses, the Parties will provide to each other such records and assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return, and audit or other examination by any Government Authority, and any judicial and administrative proceedings related to the liability for Taxes (including any additions to or refund of taxes) involving the Transferred Properties.  The Parties shall also make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Sellers and Buyer shall retain all books and records with respect to Tax matters pertinent to Transferred Properties relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Government Authority.

7.5          Tax Returns. Refunds.

(a)           Sellers shall prepare or cause to be prepared all Tax Returns for the Transferred Properties, for all taxable periods ending on or prior to the Closing Date which are filed after the Closing Date.

(b)           Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns with respect to the Transferred Properties, other than the Tax Returns which Sellers shall prepare, or cause to be prepared, pursuant to Section 7.5(a), which are due after the Closing Date.  If any such Tax Return relates to any period beginning before the Closing Date, and is a Tax Return where the Sellers may have responsibility hereunder for the Taxes reported thereon, Buyer shall permit Seller to review and comment on the proposed Tax Return no later than thirty (30) days prior to the filing date of such Tax Return (including extensions thereof) and shall consider applying all reasonable comments of Sellers, at Buyer’s discretion, related to such Tax Returns. Tax Returns described in the preceding sentence shall be prepared consistently with the past practice of the Sellers, unless otherwise required by Law.

(c)           Buyer shall not, nor shall it permit any Affiliate of Buyer to, amend, refile, make or otherwise modify any Tax election or Tax Return with respect to any Transferred Properties for any taxable period ending prior to the Closing Date or any Straddle Period without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed. Sellers shall not, nor shall it permit any Affiliate of Sellers to, amend, refile, make or otherwise modify, any Tax election or Tax Return with respect to any Transferred Properties for any taxable period ending prior to the Closing Date or any Straddle Period where such amendment, refilling, modification or otherwise could potentially have an adverse affect on Buyer without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE 8

INDEMNIFICATION AND ASSUMPTION OF LIABILITIES

8.1          Losses Indemnified by CONSOL NPRB Lead.

(a)           Breaches of CONSOL NPRB Lead Representations and Warranties.  CONSOL NPRB Lead shall indemnify, defend and hold harmless Buyer and its Affiliates (including their respective directors, officers, partners, managers, members, investors, employees, agents and representatives) against any Losses attributable to a breach of representations or warranties made by any Seller under any Transaction Document, provided that (i) the liability of CONSOL NPRB Lead and all such Affiliates for Losses for all claims made pursuant to this Section 8.1(a) must exceed, in the aggregate, a deductible of one and one-half percent (1.5%) of the Purchase Price after which CONSOL NPRB Lead shall be responsible for all such Losses from the first dollar (and not simply the amount in excess of such deductible); and (ii) the cumulative liability of CONSOL NPRB Lead for all Losses for all claims made pursuant to this Section 8.1(a) shall not exceed Twelve Million Four Hundred Fifty Seven Thousand Six Hundred and Twenty Seven Dollars ($12,457,627.00), provided further that the foregoing proviso shall not apply, and CONSOL NPRB Lead shall be liable for any and all Losses attributable to (x) a breach of representations or warranties under Sections 5.2(h) and 5.2(n) hereof or (y) any claim involving fraud, fraudulent misrepresentation, or willful misconduct by any Seller.

(b)           Breaches of CONSOL NPRB Lead Covenants and Obligations. CONSOL NPRB Lead shall indemnify, defend and hold harmless Buyer and its Affiliates (including their respective directors, officers, partners, managers, members, investors, employees, agents and representatives) against any Losses attributable to (i) a breach of, or default in, the performance by any Seller under any Transaction Document of any covenant, agreement or obligation to be performed by such Seller pursuant to the Transaction Documents or (ii) any actual fraud or willful misconduct by any Seller or any of their respective managers, members, directors or officers in connection with the Transaction Documents or the Transactions.

8.2          Losses Indemnified and Assumed by Buyer.

(a)           Breaches of Representations and Warranties.  Buyer shall indemnify, defend and hold harmless CONSOL NPRB Lead and each other Seller and their respective Affiliates (including their respective directors, officers, partners, managers, members, investors, employees, agents and representatives) against any Losses attributable to a breach of Buyer’s representations and warranties under any Transaction Document provided that (i) the liability of Buyer for Losses for any claim made pursuant to this Section 8.2(a) must exceed, in the aggregate, a deductible of one and one-half percent (1.5%) of the Purchase Price after which Buyer shall be responsible for all such Losses from the first dollar (and not simply the amount in excess of such deductible) and (ii) the cumulative liability for Buyer for all Losses for all claims made pursuant to this Section 8.2(a) shall not exceed Twelve Million Four Hundred Fifty Seven Thousand Six Hundred and Twenty Seven Dollars ($12,457,627.00).

(b)                                 Breaches of Covenants and Obligations. Buyer shall indemnify, defend and hold harmless CONSOL NPRB Lead, each other Seller and their respective Affiliates (including their respective directors, officers, partners, managers, members, investors, employees, agents and representatives), from and after the Closing Date, against any Losses attributable to a breach of, or default in, the performance by Buyer of any covenant, agreement or obligation to be performed by Buyer pursuant to any Transaction Document.

(c)                                  Assumption of Liabilities and Obligations.  In addition to the foregoing indemnity, Buyer hereby contractually assume all Losses, liabilities and obligations relating to the Transferred Properties not specifically retained by the Sellers, including Reclamation liabilities and obligations pursuant to the terms of the agreements contained in the conveyancing instruments included in Exhibit A and Exhibit B attached to this Agreement or pursuant to the instruments required by the applicable Government Authorities for release and substitution of Seller security assurances as described in Section 6.3.  However, Buyer does not assume any Losses, liabilities or obligations, and Sellers shall remain liable with respect to (i) any Losses arising out of a breach by any Seller or its Affiliates of the terms or conditions of any Transaction Document or (ii) any Losses related to Excluded Items.

8.3                               Indemnification, Defense and Communication Procedures.  Upon any Indemnitee becoming aware of anything which is or may give rise to a claim for indemnification or grounds for making a claim under this Article 8 or of any other claim, action or demand or matter likely to give rise to a claim for indemnification under this Agreement, the Indemnitee shall:

(a)                                 notify the Indemnitor by written notice as soon as reasonably practicable after it appears to the Indemnitee that any assessment or claim, action or demand of a third party received by or coming to the notice of the Indemnitee may result in a claim under this Article 8 or elsewhere in this Agreement, specifying all material details as are then available to the Indemnitee (provided, however, that an Indemnitee’s failure to notify does not release, reduce or otherwise affect the Indemnitor’s duty to indemnify, except to the extent of any actual prejudice suffered by the Indemnitor as a result of such failure to notify);

(b)                                 take such action and give such information and access to personnel, premises, property, documents and records to the Indemnitor and its professional advisers as the Indemnitor may reasonably request and the Indemnitor shall be entitled to require the Indemnitee to take such action and give such information and assistance in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim in respect thereof or adjudication with respect thereto, subject to the Indemnitor indemnifying the Indemnitee against all reasonable costs and expenses incurred by the Indemnitee in complying with any such request or requirement;

(c)                                  at the request of the Indemnitor and other than with respect to any action seeking specific performance or other equitable remedies, allow the Indemnitor to assume the defense of such actions, make any decision to arbitrate or settle any such action, and otherwise undertake the sole conduct of such actions as the Indemnitor may deem appropriate in connection with any such assessment or claim in the name of the Indemnitee, and in that connection the Indemnitee shall give or cause to be given to the Indemnitor all such assistance as the Indemnitor may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such claim and shall instruct such attorneys or other professional advisors as the Indemnitor may nominate to act on behalf of the Indemnitee, as appropriate, but to act in accordance with the Indemnitor’s sole instructions, subject to the Indemnitor’s indemnifying the Indemnitee against all costs and expenses incurred by the Indemnitee in complying with any such requirement; and

(d)                                 make no admission of liability, agreement, settlement or compromise with any third party in relation to any such claim or adjudication without the prior written consent of the Indemnitor (such consent not to be unreasonably withheld, conditioned or delayed).

In the event that a claim is within the scope of the indemnities of two or more Indemnitors, each Indemnitor shall be responsible for the indemnity and defense and shall bear the costs of indemnity and defense to the extent of and in proportion to the coverage of its indemnity.

8.4                               No Liability if Loss is Otherwise Compensated For.

(a)                                 No Indemnitee shall be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of the same loss or damage.

(b)                                 No Indemnitor shall be liable for any claim to the extent the Indemnitee has a claim, right of indemnification or right of set off against any third party (other than in connection with an insurance claim pursuant to clause (d) below and net of any expenses in obtaining such third party payment), unless the Indemnitee assigns such claim, right of indemnification or right of set off against such third party to the Indemnitor.

(c)                                  Any payment made by an Indemnitor to an Indemnitee pursuant to this Article in respect of any claim will be reduced by an amount equal to any reduction in Taxes realized by the Indemnitee that are attributable to such claim, taking into account any offsetting increases in Taxes associated therewith.

(d)                                 If any matters giving rise to a claim of indemnification by an Indemnitee may be covered by any insurance policy or policies carried by (i) an Indemnitee (other than a self-administered claims program or policies issued or indemnified by an Indemnitee or its Affiliates) or (ii) a party other than the Indemnitees (e.g., a policy carried by a contractor of an Indemnitee that names an Indemnitee as an additional insured), then such Indemnitee shall use commercially reasonable efforts to pursue the claim and obtain compensation from its insurer or insurers under such insurance policy or policies.  If and when such compensation is actually received from such insurers for the matters giving rise to a claim of indemnification, such Indemnitee shall reduce such claim of indemnification against the Indemnitor to the extent of Indemnitee’s insurance recovery (minus expenses incurred in pursuing the claim with its insurer) or, if payment has already been made on such claim of indemnification, then such Indemnitee shall remit the insurance recovery (minus expenses incurred in pursuing the claim with its insurer), to the Indemnitor.

8.5                               Survival.  The representations and warranties of CONSOL NPRB Lead in Sections 5.1 and 5.2, and the representations and warranties of Buyer in Section 5.3, shall survive the execution of this Agreement and the consummation of the Transactions, but shall expire eighteen (18) months after the Closing Date, except to the extent that a notice of claim under Article 5, filed in accordance with Section 8.3, shall have been given to the Party obligated thereunder within such eighteen-month period. Notwithstanding the foregoing, the representations and warranties of CONSOL NPRB Lead in Sections 5.1(a), 5.1(d), 5.2(d), 5.2(f), 5.2(h), 5.2(k) and 5.2(n) shall survive the execution of this Agreement and the consummation of the Transactions, but shall expire on the seventh (7th) anniversary of the Closing Date.

8.6                               Exclusive Remedy; Exclusive Recourse.  Except for such equitable remedies as may be available to enforce any of the provisions of this Agreement and other than as set forth in Section 8.7 hereof, the indemnifications under this Article or elsewhere in this Agreement are the Parties’ sole and exclusive remedies, each against the other, with respect to matters arising solely under this Agreement.  The Parties hereby waive and release any other rights, remedies, causes of action or claims arising under this Agreement.  Buyer agrees that except in cases of fraud or willful misconduct its sole and exclusive recourse for indemnification claims with respect to CONSOL NPRB Lead or its Affiliates shall be against CONSOL NPRB Lead, and hereby agrees to bring any and all claims and disputes hereunder exclusively against CONSOL NPRB Lead.

8.7                               Specific Performance.  Each Party acknowledges and agrees that the other Parties may be damaged irreparably if any Transaction Document is not performed in accordance with its terms or otherwise is breached and that a Party will be entitled to seek injunctive relief to prevent breaches hereof and thereof and to enforce specifically the Transaction Documents and its terms in addition to any other remedy to which such Party may be entitled hereunder and thereunder.

ARTICLE 9

GENERAL TERMS

9.1                               Costs and Expenses.  Buyer shall pay the cost of any title insurance acquired on any of the Transferred Properties.  In addition, Buyer shall pay all filing fees, costs of assignments of the Applicable Contracts and Permits and costs of recording required in connection with the Transactions.  Each Party shall pay its own attorneys’ fees and other expenses related to the preparation and execution of the Transaction Documents.

9.2                               Bulk Transfer Law.  Buyer waives compliance with the provisions of any applicable bulk sales or bulk transfer Law.  CONSOL NPRB Lead shall indemnify and hold Buyer harmless from any claims, loss or liability incurred by Buyer as a result of the failure to so comply; provided, however, such indemnity shall not apply to obligations and liabilities assumed by Buyer.

9.3                               Further Assurances. At the request of one or more Parties, Sellers and Buyer will cause to be executed and delivered all such further instruments of conveyance, assignments and further assurances as reasonably may be required to transfer and assign Sellers’ interest in the Transferred Properties or otherwise to implement the provisions and intent of this Agreement and the other Transaction Documents.  To the extent that it is determined by mutual agreement of all Parties following the Closing Date that any asset intended hereunder to have been an Excluded Item or otherwise intended not to transfer to Buyer hereunder was so transferred, Buyer shall promptly re-transfer such asset to the applicable Seller.

9.4                               Notices.  All notices and other communications required or permitted to be given or delivered hereunder shall be in writing and shall be delivered personally, transmitted by facsimile with answerback confirmed or sent by recognized overnight courier service or United States mail, postage prepaid and return receipt requested, directed to the Party intended at the address set forth below, or at such other address as may be designated by such Party by notice given to the other Parties in the manner aforesaid, and shall be effective upon receipt:

If to Sellers:	If to Buyer:
CONSOL Energy Inc. 1000 CONSOL Energy Drive Canonsburg, PA 15317-6506 Attn: General Counsel Fax: (724) 485-4836	Arrowhead I LLC c/o Cloud Peak Energy Inc. 385 Interlocken Crescent, Suite 400 Broomfield, CO 80021 Attn: General Counsel Fax: (720) 566-3095

9.5                               Assignment.  No Party may assign any right granted to it under this Agreement or delegate performance of any duty to be performed by it hereunder without the express written consent of the other Parties, which consent shall not be unreasonably withheld or delayed, provided that the Buyer shall be entitled to (i) assign and pledge its rights and interests under any Transaction Document to any financing party under any existing credit facility of the Buyer or its Affiliates or (ii) assign its rights and interests under any Transaction Document to any Affiliate of the Buyer, provided further that Buyer shall remain obligated to perform any of its duties under this Agreement notwithstanding any such assignment.  Subject to the foregoing, all rights and duties of each Party hereunder shall inure to the benefit of and be binding upon its successors and permitted assigns.

9.6                               Governing Law and Dispute Resolution.  The interpretation and enforcement of this Agreement, and any arbitration and arbitral decision pursuant to clause (b) below, shall be governed by the substantive law of the State of New York, without the application of its conflict of law rules; provided, however, questions concerning arbitrability under the dispute resolution provision hereof shall be governed exclusively by the United States Arbitration Act (9 U.S.C. § 1-16) and questions concerning real property or title to real property shall be governed exclusively by the laws of the state in which such real property is located.

(a)                                 The Parties desire to avoid all forms of traditional litigation and therefore agree, except as otherwise specifically set forth in this Agreement, that all disputes, controversies or claims arising out of or relating to this Agreement (collectively “Disputes”) shall be resolved in accordance with the following procedures:

(i)                                     The Parties shall use commercially reasonable efforts to resolve Disputes through direct discussions.  CONSOL NPRB Lead and Buyer each commit their respective management to respond promptly to any communications concerning Disputes.

(ii)                                  If the Parties are unable to resolve any Dispute, than the party asserting the existence of a dispute shall provide to the other Parties, a description of the factual or legal basis for the Dispute through a formal written notice.

(iii)                               Within fifteen (15) days of written notice that there is a Dispute, representatives of the Parties with authority to settle the matter shall meet at a mutually acceptable time and place in Denver, Colorado or such other location as may be agreed, and as often thereafter as they deem reasonably necessary in an effort to reach an amicable resolution.  If a representative intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three (3) Business Days’ notice of such intention and may also be accompanied by an attorney.

(iv)                              If no amicable resolution or settlement is reached within sixty (60) days as a result of the procedures in Sections 9.6(a)(i) - (iii) above, the Dispute shall be finally resolved through binding arbitration which shall be conducted expeditiously.  CONSOL NPRB Lead and Buyer and the arbitration panel shall endeavor to complete the arbitration process within one hundred twenty (120) days of the first status conference before the arbitrators.  Unless otherwise agreed to by the Parties, arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”).

(A)                                                       The arbitration shall be conducted by a panel of three (3) arbitrators.  Each side (in the case of a dispute with Buyer, CONSOL NPRB Lead and CONSOL NPRB Lead’s Affiliates shall collectively constitute one side) shall be permitted to nominate one arbitrator and the two Party-nominated arbitrators shall confer and attempt to agree on a suitable third arbitrator who will serve as chair for the arbitration panel within five (5) Business Days or such other time as the Parties may agree.  If the two Party-nominated arbitrators are unable to agree on a third arbitrator, or if any Party fails to nominate an arbitrator as herein provided, the arbitrators shall be appointed in accordance with the Rules.  In any event, all arbitrators appointed hereunder shall have expertise relevant to the matter under dispute.

(B)                                                       Unless the Parties agree otherwise, the place of arbitration shall be Denver, Colorado. The arbitrators shall not be empowered to award any form of punitive, incidental or consequential damages that are waived under this Agreement.  As part of any arbitral award pursuant to this paragraph, the arbitrators shall render a reasoned award.  The Parties consent to judgment on such award being entered in any court having jurisdiction.

(C)                                                       Pending final resolution of the Dispute and award as described in Section 9.6(c) below each Party shall bear the costs of preparing its own claims and/or defenses (including its own attorneys’ fees), however the Parties shall share equally the costs of the arbitration, including the arbitrators’ fees.

(b)                                 The dispute resolution proceedings contemplated by this provision shall be as confidential and private as permitted by Law or the rules of any applicable securities exchange.  To that end, the Parties shall not disclose the existence, content or results of any proceedings conducted in accordance with this provision, and materials prepared or submitted in connection with such proceedings shall not be admissible in any other proceeding; provided, however, that this confidentiality provision shall not prevent a petition to vacate or enforce an arbitral award, and shall not bar disclosures required by Law or, in the judgment of such disclosing Party, required by any applicable securities exchange or the regulations thereof.  The Parties agree that any decision or award resulting from proceedings in accordance with this dispute resolution provision shall have no preclusive effect in any other matter involving third parties.

(c)                                  Should any Party institute any arbitration (or court proceeding, to the extent permitted) under this Section 9.6 to enforce any provision hereof or for damages by reason of the breach, default or liability of the other Parties arising out of any provision of this Agreement or otherwise, the prevailing Party or Parties (as determined by the arbitral panel or court) shall be entitled to recover costs of the arbitration or court proceeding and reasonable attorneys’ fees to be fixed by the arbitral panel or court.

(d)                                 Each Party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute.

(e)                                  Any judicial proceedings permitted to be brought with respect to this Agreement shall be brought in any state or federal court of competent jurisdiction in the State of Colorado and the Parties generally and unconditionally accept the exclusive jurisdiction of such courts.  The Parties waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the bringing of any such action or proceeding in such jurisdiction.

(f)                                   Notwithstanding the agreement to arbitrate Disputes that do not require injunctive relief, the Parties agree that each may petition a court of competent jurisdiction to address issues that require injunctive relief from a court and are not properly subject to arbitrability.

BINDING ARBITRATION

NOTICE:  BY INITIALING IN THE SPACE PROVIDED BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE RELATING TO OR ARISING OUT OF THE MATTERS INCLUDED IN THE “GOVERNING LAW AND DISPUTE RESOLUTION” PROVISION DECIDED BY NEUTRAL ARBITRATION AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL.  BY INITIALING IN THE SPACE PROVIDED BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THIS PROVISION.  IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO

ARBITRATE UNDER THE AUTHORITY OF THE LAWS OF THE STATE OF NEW YORK.  YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE “GOVERNING LAW AND DISPUTE RESOLUTION” PROVISION TO NEUTRAL ARBITRATION.

CONSOL NPRB LEAD                    CONSOLIDATION COAL COMPANY

RESERVE COAL PROPERTIES COMPANY                   BUYER

9.7                               Entire Agreement and Modifications.

(a)                                 This Agreement and the other Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof, superseding all prior statements, representations, discussions, agreements and understandings relating to such subject matter; provided, however, that the Confidentiality Agreement shall remain in effect until and unless the execution of this Agreement and the consummation of the Transactions occurs.

(b)                                 Except as otherwise specifically provided in this Agreement, all covenants, agreements, representations, guaranties, indemnities, and warranties shall survive the execution of this Agreement and the consummation of the Transactions, and the delivery and recordation of deeds, assignments or bills of sale which convey the Transferred Properties to Buyer.  Buyer acknowledges that (i) it is not relying on any representation (written or verbal) by any Seller or its Affiliates that is not specifically set forth in the Transaction Documents, and (ii) it is relying solely on the representations set forth in the Transaction Documents and its own evaluation in making its decision to enter into the Transaction Documents to which it is a party and the Transactions.

(c)                                  No amendment or modification to this Agreement shall be binding unless made in writing and signed by all Parties.  The waiver or failure of any Party to enforce any provision of this Agreement shall not be construed or operate as a waiver of any further breach of such provision or of any other provision of this Agreement.

9.8                               Parties in Interest.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties, their respective successors and assigns and any Indemnitee entitled to the benefit of the indemnification provisions of Article 8 hereof, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any Party to this Agreement, nor shall any provision of this Agreement give any third persons any right of subrogation or action over and against any Party to this Agreement.

9.9                               Severability.  In the event any provision of this Agreement is held to be invalid by a court or arbitrator of competent jurisdiction, the invalidity of any such provision shall in no way affect any other provision contained herein; provided, however, that any such invalidity does not materially prejudice any Parties in their respective rights and obligations contained in the valid provisions of this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the remainder of this Agreement will be interpreted so as to best accomplish the intent of the Parties within the limits of applicable Law.

9.10                        Records and Assistance.

(a)                                 For a period which meets the minimum standards of Buyer’s internal policies for record retention (but in any event, no less than three (3) years after the Closing Date), Buyer will retain any records evidencing the operation and maintenance obligations or the cost of reimbursement rights of Buyer hereunder or otherwise relating to the Transferred Properties prior to the Closing Date (the “Records”), and will make such Records available to Sellers for inspection and copying upon reasonable notice at Buyer’s headquarters (or at such other location in the United States as Buyer shall designate in writing to Sellers) at reasonable times and during regular office hours. In addition, Buyer will cooperate in providing information required by Sellers to complete reports, statements, or other submissions required by Law, without regard to whether such information is contained in the Records.  Following the expiration of such period, Buyer may destroy such Records, provided that until the fifth (5th) anniversary of the Closing Date, Buyer shall provide each Seller with sixty (60) calendar days’ prior written notice of Buyer’s intent to destroy any material Records transferred to Buyer pursuant to this Agreement and if Sellers do not consent to the proposed destruction of Records, Buyer shall either continue to retain the Records and continue to make them available to Sellers as provided in the preceding sentence or require Sellers to remove such records at Sellers’ cost and expense.  To the extent Buyer receives copies of the Records because such Records relate to both the Transferred Properties and properties excluded from the Transferred Properties, Buyer shall maintain those portions of the Records which do not relate solely to the Transferred Properties strictly confidential and shall not disclose any such Records to any person or agency, unless such disclosure is required by Law or has otherwise been made publicly available

(b)                                 Notwithstanding the provisions of clause (a) above, Sellers shall make arrangements to have any tax records located at the Transferred Properties removed within sixty (60) days of the Closing Date.  Buyer may request copies, at Buyer’s expense, of any such designated tax records either prior to the sixtieth day after the Closing Date or thereafter upon written request of Sellers.

(c)                                  In the event of any dispute with respect to the ownership of the Transferred Properties arising out of events which occurred prior to the Closing Date, Buyer shall reasonably cooperate with Sellers and their Affiliates, at Sellers’ sole cost and expense, in the resolution of such dispute, including appearing in any litigation which may result therefrom; provided however, Buyer shall not be obligated to cooperate in any such dispute (nor appear in any related litigation) if such dispute involves (x) the Buyer or its Affiliates, (y) any third party with whom Buyer is a counterparty as a result of the Transactions or (z) any controversy between any of the Sellers party to any Transaction Document or their respective Affiliates; provided further, however, that Buyer’s agreement to so cooperate shall not be deemed an acceptance by Buyer of any liability arising from such dispute, as to which the other provisions of this Agreement shall control.  Subject to execution of a customary non-disclosure agreement among Buyer and Sellers, Buyer shall make available to Sellers, upon Sellers’ request at all reasonable times, any and all files and business records in Buyer’s custody or control transferred to Buyer hereunder and, except in the case of a conflict of interest between the Parties, any and all individuals employed by Buyer whose testimony or knowledge in the opinion of Sellers’ counsel may be necessary or useful to it concerning the issues involved in such claims or litigation or in anticipation thereof.  Each Seller and Buyer agrees to preserve all documents required to be preserved by any statutes, regulations, ordinances, orders, and other government requirements.

(d)                                 While Sellers and their Affiliates are transferring books and records pertaining to the Transferred Properties to Buyer, such transferors by such act in no way intend to waive their respective attorney-client and work product privileges as to such documents which may be contained in such books and records and in particular with respect to those files associated with outstanding claims and lawsuits which have been identified in this Agreement.  Buyer shall continue to maintain the confidential status of those files or turn them over to Sellers or their respective Affiliates if so requested.

9.11                        Counterparts.  This Agreement may be executed in two or more counterparts and by different Parties on separate counterparts, all of which shall be considered one and the same agreement, and each of which shall be deemed an original.  Signatures delivered by facsimile or by e-mail in portable document format (pdf) shall be binding for all purposes hereof.

[Signature page follows]

IN WITNESS WHEREOF, Sellers and Buyer have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

CONSOL ENERGY INC.,
a Delaware corporation

By:	/s/ Stephen W. Johnson
Stephen W. Johnson
Senior Vice President, General Counsel

CONSOLIDATION COAL COMPANY,
a Delaware corporation

By:	/s/ Stephen W. Johnson
Stephen W. Johnson
Senior Vice President

RESERVE COAL PROPERTIES COMPANY,
a Delaware corporation

By:	/s/ Stephen W. Johnson
Stephen W. Johnson
Senior Vice President

[SIGNATURE PAGE TO NPRB CONSOL SEPARATE ASSETS PSA]

ARROWHEAD I LLC,
a Delaware limited liability company

By:	/s/ Todd A. Myers
Todd A. Myers
Senior Vice President Business Development

[SIGNATURE PAGE TO NPRB CONSOL SEPARATE ASSETS PSA]